Exhibit 10.3

WARRANT PURCHASE AGREEMENT
This WARRANT PURCHASE AGREEMENT (this “Agreement”), dated as of July 31, 2019, by and between Celadon Group, Inc., a Delaware corporation (the “Company”), and Luminus Energy Partners Master Fund, Ltd. LLC (the “Purchaser”).
WHEREAS, the Company has entered into that certain Second Amended and Restated Loan Agreement, dated as of the date hereof, among the Company, certain subsidiaries of the Company, the lenders named therein, including the Purchaser and Blue Torch Finance, LLC and certain of its Affiliates (the “Loan Agreement”); and
WHEREAS, on the terms and conditions hereinafter set forth, the Company desires to issue and sell, and the Purchaser desires to purchase a warrant to purchase Sixteen Million (16,000,000) shares of Common Stock of the Company, par value $0.033 per share (the “Common Stock”), at an exercise price of $0.01 per share of Common Stock (the “Initial Warrant”), and a warrant to purchase Five Million Four Hundred Seventy-two Thousand Eight Hundred Forty-Five (5,472,845) shares of Common Stock, at an exercise price of $0.01 per share of Common Stock (the “CIC Warrant” and collectively with the Initial Warrant, the “Warrants”); and
WHEREAS, the Purchaser and the Company intend to enter into that certain Registration Rights Agreement (as defined herein) which will set forth certain registration rights with respect to the Warrant and the Common Stock (and, in certain instances, shares of preferred stock of the Company, par value $1.00 per share, for which the Warrant may be exercised).
NOW, THEREFORE, the parties hereto agree as follows:
SECTION 1.

DEFINITIONS AND ACCOUNTING TERMS
1.1          Definitions.  As used herein, defined terms used herein shall have the meanings specified herein unless the context otherwise requires:
“Accredited Investor” means any Person that is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.
“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.  For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise.  The terms (“Controlled by,” and “under common Control with” have the meanings correlative thereto.
“Applicable Law” means all laws, statutes, treaties, rules, codes (including building codes), ordinances, regulations, certificates, orders and licenses of, and interpretations by, any Governmental Authority and judgments, decrees, injunctions, writs, permits, orders or like governmental action of any Governmental Authority (including environmental laws and those pertaining to health or safety) applicable to the Company or any of its Subsidiaries or any of their property or operations.
“Board” is defined in Section 4.3.
“Board Observation” is defined in Section 6.3.
“Capital Stock” means (i) in the case of a corporation, corporate or capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate or capital stock, (iii) in the case of a limited liability company, membership units (whether common or preferred), (iv) in the case of a partnership, partnership interests (whether general or limited) and (v) any other equivalent ownership interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Certificate of Designation” means the Certificate of Designation related to the Preferred Stock, a copy of which is attached hereto as Exhibit A, which has been adopted by the Board and forms a part of the Certificate of Incorporation of the Company.
“CIC Warrant” is defined in the recitals.
“Closing” is defined in Section 2.3.
“Closing Date” is defined in Section 2.3.
“Common Stock” is defined in the recitals.
“Enforceability Exceptions” means, with respect to any specified obligation, any limitations on the enforceability of such obligation due to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (including public policies) or except as rights to indemnification or contribution may be limited by Federal, state, provincial or territorial securities laws.
“Exchange Act” is defined in Section 4.6(b).
“Governmental Authority” means the government of the United States of America or of any other nation, or any political subdivision thereof, whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Increase Authorization” is defined in Section 6.2.
“Indemnitees” is defined in Section 7.2.
“Initial Warrant” is defined in the recitals.
“Loan Agreement” is defined in the recitals.
“Person” means any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, and any Governmental Authority.
“Purchase Price” is defined in Section 6.6.
“Purchaser” is defined in the preamble to this Agreement.
“Preferred Stock” means those shares of preferred stock of the Company, par value $1.00 per share, which may be issued upon exercise of either of the Warrants, having the rights described in the Certificate of Designation.
“Registration Rights Agreement” means the Restated Registration Rights Agreement, dated as of the date hereof, among Company and the Purchaser, in the form attached hereto as Exhibit B, as amended, supplemented, restated or otherwise modified from time to time.
“Responsible Officer” means (i) with respect to the Company, the chairman, the chief executive officer, the president, the chief financial officer thereof, and (ii) with respect to the Company or any Subsidiary (other than the Company), any duly authorized officer thereof.
“Rule 144” means Rule 144 under the Securities Act (or any successor provision), as it may be amended from time to time.
“Securities Act” means the Securities Act of 1933, as amended.
“Warrants” is defined in the recitals.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.
“TBPP” means that certain Tax Benefits Preservation Plan by and between the Company and American Stock Transfer & Trust Company, LLC, dated as of August 9, 2018.
“TBPP Approval” means any proposal made by the Company at a meeting of stockholders following the date hereof to approve the TBPP.
“Transaction Document” means each of this Agreement, the Registration Rights Agreement and the Warrants, and all certificates, instruments or other documents made or delivered in connection with the execution, delivery or performance of any of the foregoing.
1.2          Computation of Time Periods.  For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
1.3          Terms Generally.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (c) the word “including” shall mean “including without limitation.”
1.4          Accounting Terms.  Accounting terms used but not otherwise defined herein shall have the meanings provided, and be construed in accordance with, GAAP.
SECTION 2.

AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK
2.1          Authorization of Issue.  The Company has authorized the issue and sale of the Warrants.
2.2          Sale and Purchase of the Warrant.  Subject to the terms and conditions of this Agreement, the Company will issue and sell to each of the Purchaser, and the Purchaser will purchase from the Company, at the Closing provided for in Section 2.3, the Initial Warrant and the CIC Warrant.
2.3          Closing.  The sale and purchase of the Warrants shall occur simultaneously with the consummation of the transactions under the Loan Agreement (the “Closing”).  The date upon which the Closing occurs shall be referred to herein as the “Closing Date”.
2.4          Certificates.  At the Closing, the Company shall deliver to the Purchasers certificates representing the Warrant.
SECTION 3.

CONDITIONS TO CLOSING
The Purchaser’s obligation to purchase and pay for the Warrants to be purchased by it at the Closing is subject to the reasonable satisfaction or waiver by it prior to or at the Closing of each of the conditions specified below in this Section 3:
3.1          Representations and Warranties.  Each of the representations and warranties of the Company in this Agreement shall be true and correct in all material respects on or as of the Closing Date as if made on and as of the Closing Date.
3.2          Performance; No Default under Other Agreements.  The Company shall have performed and complied in all material respects with all agreements and covenants contained herein required to be performed or complied with by it prior to or at the Closing (or such compliance shall have been waived on terms and conditions reasonably satisfactory to Purchaser).
SECTION 4.

REPRESENTATIONS AND WARRANTIES
The Company represents and warrants to the Purchaser that:
4.1          Capitalization.  After giving effect to the purchase and sale of the Warrants to the Purchaser pursuant hereto, (i) the authorized number of shares of Capital Stock of the Company will consist only of 40,179,985 shares of Common Stock, of which 30,078,474 shares have been issued and are outstanding (including 553,074 shares of unvested restricted stock), (ii) 179,985 preferred shares, of which none are outstanding, and (iii) 500,000 shares of Common Stock (and no other shares of Capital Stock) will be held by the Company in its treasury or by the Company’s Subsidiaries.  Upon consummation of the sale of the Warrants to the Purchaser, all of the issued and outstanding shares of Capital Stock of the Company shall have been duly authorized and validly issued, fully paid and nonassessable and shall be free of preemptive rights.  Upon the exercise of the Warrants, and in the case of Common Stock assuming the completion of the Increase Authorization, all shares of Common Stock or Preferred Stock, as applicable, issued pursuant to such exercise shall be duly authorized, validly issued, fully paid and non-assessable.  Assuming the completion of the Increase Authorization, shares of Common Stock issued upon the conversion of the shares of Preferred Stock into shares of Common Stock pursuant to the terms of the Certificate of Designation shall be duly authorized into shares fully paid and non-assessable.  Upon consummation of the sale of the Warrant to the Purchaser, except as set forth on Schedule 4.1 and other than the Warrant and employee stock options to purchase 650,000 shares of Common Stock, there shall be no securities of the Company or any of its Subsidiaries that will be convertible into or exchangeable for shares of any Capital Stock of the Company or any of its Subsidiaries, and no options, calls, subscriptions, convertible securities, or other rights, agreements or commitments which will obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of Capital Stock of, or other interests in, the Company or any of its Subsidiaries. Except as set forth on Schedule 4.1, upon consummation of the sale of the Warrants to the Purchaser, there shall be no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Capital Stock of the Company or any of its Subsidiaries and none of the Company or any of its Subsidiaries shall have any awards or options outstanding under any stock option plans or agreements or any other outstanding stock-related awards.  As of the Closing Date and immediately after the Closing, except as set forth on Schedule 4.1, none of the Company or any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of Capital Stock of the Company or its Subsidiaries.  Except as set forth on Schedule 4.1, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting or disposing of Capital Stock of the Company or any of its Subsidiaries.  Except as set forth on Schedule 4.1, none of the Company or any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations or other securities that entitle the holders thereof to vote with the shareholders of the Company or any of its Subsidiaries on any matter or which are convertible into or exercisable for securities having such a right to vote.
4.2          Due Authorization, Execution and Delivery.  Each of the Transaction Documents has been duly authorized, executed and delivered by the Company and, when duly executed and delivered by the Purchaser in accordance with its terms, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.  The execution, delivery, and performance by the Company of the Transaction Documents do not and will not (A) violate (i) any provision of federal, provincial, territorial, states, or local law or regulation applicable to the Company, (ii) the constituent documents of the Company including its Certificate of Incorporation or By-laws, or (iii) any order, judgment, or decree of any court or other governmental authority binding on the Company, or  (B) except for the Increase Authorization, require any approval of any holder of shares of Capital Stock of the Company on any approval or consent of any Person under any material agreement of the Company.
4.3          Tax Benefits Preservation Plan. The Board of Directors of the Company (the “Board”) has determined that Purchaser shall be deemed an Exempt Person (as defined in the TBPP such that it is permitted to become the Beneficial Owner (as defined in the TBPP) of the Warrants and the shares) of Common Stock or Preferred Stock which may be acquired upon exercise of the Warrants, and shares of Common Stock which may be acquired upon the conversion of the Preferred Stock into Common Stock, without Purchaser being deemed an Acquiring Person (as defined in the TBPP), that the shares of Common Stock and Preferred Stock which may be acquired upon the exercise of either of the Warrants and the shares of Common Stock which may be acquired upon the conversion of Preferred Stock into Common Stock have been determined to be to an Exempted Amount (as defined in the TBPP), and the Rights (as defined in the TBPP) shall not become exercisable under the TBPP as a result of the approval, execution and delivery of this Agreement, the public announcement or disclosure of this Agreement or any of the transactions contemplated hereby, the purchase and sale of either of the Warrants pursuant to this Agreement, the issuance of shares of Common Stock or shares of Preferred Stock upon exercise of either of the Warrants or conversion of shares of Preferred Stock into shares of Common Stock or any of the other transactions contemplated by this Agreement.  Purchase acknowledges that the Board’s approval of (A) Purchaser as an Exempt Person and (B) the Exempted Amount applies only to Purchaser and not to any other person, including any assignee, designee, or transferee of Purchaser.  A copy of the resolutions duly adopted by the Board with respect to the foregoing matters is attached hereto as Exhibit C.
4.4          Governmental Consents.  The execution, delivery, and performance by the Company of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (i) registrations, consents, approvals, notices, or other actions that (A) have been obtained and that are still in force and effect or (B) are expressly contemplated as being obtained at a later date in accordance with the terms of the applicable Transaction Document.
4.5          Incorporation by Reference.  The representations and warranties set forth in Article IV of the Loan Agreement, excluding the representations set forth in Sections 4.2, 4.3 and 4.4 thereof, are incorporated by reference herein, as if made by the Company to the Purchaser hereunder.
SECTION 5.

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE PURCHASER
The Purchaser represents and warrants to the Company as of the date hereof as follows:
5.1          Purchase for Investment.
(a)          Purchaser is acquiring the Warrant for its own account, for investment purposes only and not with a view to any distribution thereof within the meaning of the Securities Act.
(b)          Purchaser understands that the Warrant has not been and, except as provided in the Registration Rights Agreement, will not be registered under the Securities Act or any state or other securities law, that the Warrant is being issued by the Company in transactions exempt from the registration requirements of the Securities Act, that it must not offer or sell the Warrant except pursuant to effective registration statements under the Securities Act or pursuant to applicable exemptions from registration under the Securities Act and in compliance with applicable State laws.
(c)          Such Purchaser further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions (which are not currently satisfied), and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.
(d)          Such Purchaser did not employ any broker or finder in connection with the transactions contemplated in this Agreement and no fees or commissions are payable to the Purchasers except as otherwise provided for in this Agreement.
(e)          Such Purchaser is an Accredited Investor.
(f)          Other than the 4,576,613 shares of Common Stock reported on an amendment to Schedule 13G filed with the SEC on April 19, 2018, neither Purchaser nor any of its Affiliates beneficially own any shares of Capital Stock of the Company or any options, rights, derivatives, or similar instruments with respect to Capital Stock of the Company.
5.2          Access to Information.  Such Purchaser has been furnished with or has had access to the information it has requested from the Company and has had an opportunity to discuss with the management of the Company the business and financial affairs of the Company and its Subsidiaries.

5.3          Power; Authorization; Enforceability.  The execution, delivery and performance of this Agreement are within Purchaser’s power and authority and have been duly authorized by all necessary action of such Purchaser, do not conflict with or result in a breach of or violate any of such Purchaser’s governing documents or any contract to which such Purchaser is a party or by which its assets are bound or any Applicable Laws and constitute legal, valid and binding agreements of such Purchaser enforceable against it in accordance with their respective terms, subject to the Enforceability Exceptions.
5.4          No Actions or Proceedings.  There are no legal or governmental actions, suits or proceedings pending or, to any Purchaser’s knowledge, threatened against or affecting such Purchaser, or any of their respective properties or assets which, if adversely determined, in the aggregate, could reasonably be expected to materially and adversely affect the ability of such Purchaser to consummate any of the transactions contemplated hereby.
5.5          Agreement to Vote in Favor of Increase Authorization.
(a)          Purchaser hereby agrees that (x) Purchaser shall take all such actions as may be required to cause all shares of Capital Stock of the Company (including, without limitation, any shares of Preferred Stock) then owned by Purchaser (the “Owned Shares”) to be voted in favor of the approval of the Increase Authorization and the TBPP Approval at any meeting of the stockholders of the Company in connection with the approval of any component of the Increase Authorization and the TBPP Approval (provided, that nothing set forth in this Warrant Purchase Agreement shall be deemed to require Purchaser to exercise its right to purchase shares of Preferred Stock prior to such meeting) and (y) Purchaser shall take all such actions as may be required to cause each Owned Shares to be present, in person or by proxy, at any meeting of the stockholders of the Company in connection with the approval of all or any component of the Increase Authorization for the purposes of determining the presence of a quorum and voted in accordance with the preceding clause (x) at such meetings (including at any adjournments or postponements thereof).
(b)          Any vote required to be cast or consent required to be executed pursuant to this Section 5.5 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that the Owned Shares are duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent.
(c)          Purchaser hereby irrevocably appoints the Company and any designee of the Company, and each of them individually, as Purchaser’s, proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or execute consents, with respect to the Owned Shares as of the applicable record date, in each case solely with respect to the Increase Authorization and the TBPP Approval and not for any other purpose.  This proxy is given to secure the performance of the duties of Purchaser under this Agreement.  Purchaser shall not directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any Owned Shares that is inconsistent with this Section 5.5.
(d)          The proxy and power of attorney granted pursuant to this Section 5.5 by Purchaser shall be irrevocable, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Purchaser with regard to any Owned Shares with respect to the Increase Authorization and the TBPP Approval and not for any other purpose.  Purchaser acknowledges that the proxy constitutes an inducement for the Company to enter into this Agreement.  The power of attorney granted by Purchaser is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of Purchaser.
(e)          For purposes of this Section 5.5, the Owned Shares shall include any shares of Capital Stock of the Company owned by any Affiliate of Purchaser, including, without limitation, shares of Common Stock owned by Luminus Management, LLC and/or Jonathan Barrett, and Purchaser shall cause its Affiliates to comply with the requirements of this Section 5.5 applicable to Purchaser.
(f)          The obligations of Purchaser and its Affiliates set forth in this Section 5.5 shall terminate upon the earlier of (i) the approval of the Increase Authorization and the TBPP Approval by the Company’s stockholders, (ii) the failure of the Company’s stockholders to approve either the Increase Authorization or the TBPP Approval at a meeting in which the Increase Authorization or the TBPP Approval was properly submitted for approval, and such failure did not result from Purchaser’s or its Affiliate’s breach of this Section 5.5, and (iii) December 31, 2020.

(g)          For purposes of this Section 5.5, the words “owned” and “Owned” refers to Capital Stock actually owned by a Person and not beneficially “owned” or “Owned” (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder).
SECTION 6.

POST-CLOSING COVENANTS
6.1          Exchange Act Compliance.  The Company shall use its best efforts to ensure that it is in complete compliance with its reporting obligations under the Exchange Act no later than June 30, 2020.
6.2          Stockholder Vote.  As promptly as practicable after the Company is in compliance with its reporting obligation under the Exchange Act, and in any event no later than December 31, 2020, the Company will call a meeting of its stockholders.  At such meeting, the Company will propose that its stockholders adopt amendments to its Certificate of Incorporation (i) to increase the number of shares of Common Stock authorized thereunder to One Hundred Million (100,000,000) and (ii) to decrease the par value of each share of its Common Stock from $0.033 per share to not greater than one cent per share (the “Increase Authorization”). The immediately preceding sentence notwithstanding, to facilitate re-listing under any stock exchange or as otherwise advisable in the judgment of the Company’s board of directors, the Company shall have the right to effect a reverse stock split or other share combination in conjunction with or immediately following the described stockholder vote, in which case the number of authorized shares and par value will be correspondingly adjusted and the terms of the Warrants will be adjusted as described in the Warrants. The Company shall provide a proxy statement to its stockholders for such meeting in which the Board recommends the adoption of such amendment, and the Company shall cause the adoption of such amendment.
6.3          Board Observation Rights.  The holders of Warrants exercisable for a majority of shares of Common Stock which may be issued pursuant to the Warrants (or shares of Preferred Stock, if applicable) shall be entitled to designate one observer (the “Board Observer”) to attend any meeting of the Board (or its direct or indirect ultimate parent holding company) or any of its subsidiaries (or, in each case, any relevant committees thereof), except that the Board Observer shall not be entitled to vote on matters presented to or discussed by the Board (or any relevant committee thereof) of the Company (or its direct or indirect ultimate parent holding company) or any of its subsidiaries at any such meetings.  The Board Observer shall be timely notified of the time and place of any meetings of the Board (which shall be held no less than once per quarter) and will be given written notice of all proposed actions to be taken by the Board (or any relevant committee thereof) of the Company (or its direct or indirect ultimate parent holding company) and any of its subsidiaries at such meeting as if the Board Observer were a member thereof.  Such notice shall describe in reasonable detail the nature and substance of the matters to be discussed and/or voted upon at such meeting (or the proposed actions to be taken by written consent without a meeting).  Such Board Observer may be excluded from meetings (or a portion thereof) and materials provided to such Board Observer in connection with such meetings may be redacted to the extent that the Board determines in good faith that such exclusion (or redaction) is required (i) to preserve an attorney-client or accountant-client or any other available privilege or (ii) to avoid a conflict of interest on the part of such Board Observer; provided, that in any such event such Board Observer is given notice of any such exclusion or redaction.  Subject to the foregoing sentence, the Board Observer shall have the right to receive all information provided to the members of the Board of any similar group performance an executive oversight or similar function (or any relevant committee thereof) of the Company (or its direct or indirect ultimate parent holding company) and any of its subsidiaries in anticipation of or at such meeting (whether telephonic or otherwise), in addition to copies of the records of the proceedings or minutes of such meeting, when provided to the members, and the Board Observer shall keep such materials and proceedings and information confidential.  The Company shall reimburse the Board Observer for all reasonable out-of-pocket costs and expenses incurred in connection with its participation in any meeting of the Board in accordance with the Company’s expense reimbursement policy for Board members generally.
6.4          Preemptive Rights.  In the event that the Company proposes to issue or sell any shares of Common Stock (including without limitation pursuant to stock options or other obligations to issue shares of Capital Stock outstanding as of the date hereof), or any right or subscription to or right to receive any shares of Capital Stock (including options issued to individuals) to any Person, then the Purchaser shall have the right to purchase that number of shares of Common Stock sufficient for it to maintain the same percentage ownership of shares of Common Stock on a fully diluted basis as it had immediately prior to such issuance (assuming for such purpose full exercise of the Warrants), on the same terms and conditions as those offered pursuant to the proposed issuance.  In the event of a proposed issuance or issuances, as the case may be, that would give rise to preemptive rights under this Section 6.4, the Company shall provide written notice of such proposed issuance not less than twenty (20) days prior to such proposed issuance to the Purchaser, and the Purchaser shall provide notice of its election to exercise such rights within ten (10) days after receipt of such notice from the Company.  Failure of the Purchaser of the Warrant to exercise its preemptive rights within ten (10) days after receipt of such notice from the Company shall be regarded as a waiver of such rights with respect to such issuance, but shall not be deemed a waiver of such rights as to any subsequent proposed issuance or sale of Capital Stock.  If the Company so requests, in connection with any transaction which gives rise to the Purchaser’s right to purchase shares of Common Stock or other Capital Stock pursuant to this Section 6.4, the Purchaser and the Company will discuss in good faith whether the exercise of such rights might result in any limitation under Section 382 of the Internal Revenue Code (or any successor thereto) (“Section 382”) as then in effect, and any alternatives which might mitigate the impact of any such limitation; provided, however, that such obligation to discuss the foregoing shall in no way impact, impair, affect, disturb or prevent the Purchaser from exercising its rights in full under this Section 6.4, regardless of the content, outcome or results of such discussions, or any such limitations pursuant to Section 382, as a result of the exercise of Purchaser’s rights under this Section 6.4.
6.5          Further Amendment to TBPP.  No later than August 30, 2019, the Company shall adopt an amendment to the TBPP plan pursuant to Section 26 thereof, in form and substance reasonably satisfactory to Purchaser, which will provide that Purchaser and its Affiliates shall be “Exempt Persons” (as defined in the TBPP) under the TBPP for all purposes, including without limitation, as a result of the consummation of the transactions contemplated hereby, the exercise of the Warrants, the conversion of Preferred Stock into Common Stock or any other acquisition of Capital Stock of the Company by Purchaser or any of its affiliates.  The TBPP Amendment shall also provide that a Distribution Date, Stock Acquisition Date, Section 11(a)(ii) Event or other Triggering Event (as each such term is defined in the TBPP) shall not be deemed to occur by virtue of, or as a result of, any of the transactions or events referred to in the preceding sentence.
6.6          Purchase Price.  Within six (6) months after the Closing, the Company shall prepare and deliver to Purchaser a proposal regarding an allocation of the loans made by Purchaser pursuant to the Loan Agreement to the purchase of each of the Warrants (collectively, the “Purchase Price”).  The Purchaser may review any work papers, schedules and calculations of the Company or its independent accountants used to determine the Purchase Price.  If the Purchaser objects to the Purchase Price as proposed by the Company, the Company and the Purchaser shall discuss such objections, and shall jointly resolve any such objections and determine a Purchase Price mutually acceptable to Purchaser and the Company.
SECTION 7.
INDEMNIFICATION AND CONTRIBUTION; TERMINATION
7.1          Indemnification.  The Company shall indemnify and hold harmless the Purchaser and each of its respective Affiliates, partners, stockholders, members, directors, agents, employees and controlling persons (collectively, the “Indemnitees”) from and against any and all actual losses, claims, damages or liabilities to any such Indemnitee in connection with or as a result of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Company pursuant to this Agreement.
7.2          Survival.  The obligations of the Company under this Section 7 will survive the exercise or transfer of all or any part of the Warrant, the enforcement, amendment or waiver of any provision of this Agreement and the termination of this Agreement.
7.3          Tax Treatment of Indemnification Payments.  Any indemnification payment pursuant to this Agreement shall be treated for federal, state, local and foreign Tax purposes as an adjustment to the Purchase Price.
SECTION 8.

MISCELLANEOUS
8.1          Notices.  All notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Company:	Celadon Group, Inc. 9503 East 33rd Street Indianapolis, IN 46235 Attention: General Counsel Email: cwelsh@celadontrucking.com
With a copy (which shall not constitute notice) to:	Scudder Law Firm, P.C., L.L.O. 411 South 13th Street Suite 200 Lincoln, NE. 68508 Attn: Mark Scudder Email: mscudder@scudderlaw.com

To the Purchaser:	Luminus Energy Partners Master Fund, Ltd. 1700 Broadway 26th Floor New York, NY 10019 Attn: General Counsel Email: ssingh@luminusmgmt.com

With a copy (which shall not constitute notice) to:	Greenberg Traurig, LLP 1000 Louisiana Street Suite 1700 Houston, TX 77002 Attn: Carlos Treistman Email: treistmanc@gtlaw.com

Any party hereto may change its address or telecopy number for notices and other communications hereunder by written notice to the other parties hereto.  All such notices and other communications shall, when transmitted by overnight delivery, or sent by telecopier, be effective when delivered.
8.2          Benefit of Agreement and Assignments.
Nothing in this Agreement, express or implied, shall give to any Person other than the parties hereto or thereto (not including successors or assigns) any benefit or any legal or equitable right, remedy or claim under this Agreement.  Subject to the provisions of Section 5, the Warrant and the Common Stock and Preferred Stock for which the Warrant may be exercised, may be transferred in whole or in part.
8.3          No Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder and no course of dealing between the Company and any other party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Warrant preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies provided herein and in the Warrant are cumulative and not exclusive of any rights or remedies that the parties would otherwise have.  No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties hereto to any other or further action in any circumstances without notice or demand.
8.4          Amendments, Waivers and Consents.  This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with the written consent of the Company and the Purchaser.  No amendment or waiver of this Agreement will extend to or affect any obligation, covenant, agreement not expressly amended or waived or thereby impair any right consequent thereon.  As used herein, the term this “Agreement” and references thereto shall mean this Agreement as it may from time to time be amended, supplemented or modified.
8.5          Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.  For the purposes of the Closing, signatures transmitted via telecopy (or other facsimile device) will be accepted as original signatures if the sender on the same day sends a manually executed signature page by a recognized overnight delivery service (charges prepaid).
8.6          Headings.  The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
8.7          Survival of Covenants and Indemnities.  All covenants and indemnities set forth herein shall survive the execution and delivery of this Agreement, the issuance of the Warrant, the Warrant Shares and the Preferred Stock and, except as otherwise expressly provided herein with respect to covenants and any other obligations hereunder.
8.8          Governing Law; Submission to Jurisdiction; Venue.
(a)          THIS AGREEMENT AND THE SECURITIES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.
(b)          If any action, proceeding or litigation shall be brought by any Purchaser in order to enforce any right or remedy under this Agreement or the Warrant, the Company hereby consents and will submit, and will cause its Subsidiaries to submit, to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement.  The Company hereby irrevocably waives any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum non convienes, which it may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction.  The Company further agrees that it shall not, and shall cause its Subsidiaries not to, bring any action, proceeding or litigation arising out of this Agreement or the Warrant in any state or federal court other than any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement.
(c)          The Company irrevocably consents to the service of process of any of the aforementioned courts in any such action, proceeding or litigation by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company at its address set forth in Section 8.1, such service to become effective thirty (30) days after such mailing.
(d)          Nothing herein shall affect the right of any Purchaser to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.  If service of process is made on a designated agent it should be made by either (i) personal delivery or (ii) mailing a copy of summons and complaint to the agent via registered or certified mail, return receipt requested.
(e)          THE COMPANY AND THE PURCHASER HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR THE WARRANT.
8.9          Severability.  If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.
8.10          Entirety.  This Agreement represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral or written, if any, relating to the Financing Documents or the transactions contemplated herein or therein.
8.11          Survival of Representations and Warranties.  All representations and warranties made by the Company herein shall survive the execution and delivery of this Agreement, the issuance and transfer of all or any portion of the Common Stock or Preferred Stock pursuant to the Warrant or the issuance of the Common Stock upon conversion of any shares of Preferred Stock issued in lieu of shares of Common Stock, and any other obligations hereunder, regardless of any investigation made at any time by or on behalf of the Purchasers.
8.12          Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.
8.13          Incorporation.  All Exhibits and Schedules attached hereto are incorporated as part of this Agreement as if fully set forth herein.
8.14          Non-Recourse.  Except as explicitly provided in this Agreement, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney or representative of the Company or the Purchaser shall in such capacity have any liability for any obligations or liabilities of the Company or any Purchaser, respectively, under this Agreement or for any claim (under tort or contract law) based on, in respective of, or by reason of, the transactions contemplated hereby.
8.15          Further Assurances.  Each of the parties hereto shall, upon reasonable request of any other party hereto, do, make and execute all such documents, acts, matters and things as may be reasonably required in order to give effect to the transactions contemplated hereby.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.
CELADON GROUP, INC.

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

LUMINUS ENERGY PARTNERS MASTER FUND, LTD.

By:	/s/ Shawn Singh
Name:	Shawn Singh
Title:	General Counsel

EXHIBITS AND SCHEDULES

Exhibit A –         Certificate of Designation

Exhibit B –          Registration Rights Agreement

Exhibit C –          Board Resolutions Regarding TBPP

Schedule 4.1      Capitalization

Schedule 4.1

Capitalization

•
The equity interests of substantially all of the Company’s direct and indirect Subsidiaries have been pledged as collateral for the senior secured credit facilities closing on the date hereof.  In connection with such pledge, the secured parties have been granted power of attorney, proxy, and similar rights customarily granted to secured parties in connection with the exercise of their remedies with respect to the equity interests of such Subsidiaries.

•	Subject to Section 4.3 of this Agreement, the obligations of the Company in the TBPP.
•	Obligation to issue 1 million shares of Common Stock to Transport Enterprise Leasing, LLC

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